Contact:

Green Mountain Coffee Roasters
Sandy Yusen, 802-882-2263
sandy.yusen@gmcr.com

Keurig Sues Kraft Foods Inc. For Patent Infringement
Lawsuit seeks to halt infringing sales of Tassimo T DISCS by Kraft

WATERBURY, VT and WAKEFIELD, MA (January 10, 2007) -- Keurig, Incorporated, a pioneer and leader in gourmet single cup brewing in the United States, and a subsidiary of Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), today announced that it has filed a patent infringement lawsuit against Kraft Foods Inc., Kraft Foods Global, Inc. and Tassimo Corporation in the United States District Court for the District of Delaware. Keurig asserts that Kraft's T DISC single-serve beverage cartridges infringe upon Keurig's United States Patent Number 6,607,762. Keurig is seeking injunctive relief preventing further Kraft Foods T DISC sales as well as damages for past infringement. Keurig's patent family which covers its K-Cup® line of single serve beverage filter cartridges is not involved in the lawsuit.

"Keurig is a technology company that has invested substantially in developing proprietary, innovative single cup brewing system technology that allows gourmet coffee and tea lovers to enjoy their favorite brands in a convenient, easy and consistent fashion," commented Keurig President Nick Lazaris. "We are committed to protecting our investments by enforcing Keurig's intellectual property rights."

The company declined further comment on the pending action.

About GMCR

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees, under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Incorporated, a pioneer and leading manufacturer of gourmet single-cup brewing systems. Green Mountain Coffee Roasters was recently ranked No. 1 on the Business Ethics list of "100 Best Corporate Citizens," and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

About Keurig

Keurig, Incorporated, a wholly-owned subsidiary of Green Mountain Coffee Roasters, is a pioneer and leading manufacturer of single-cup brewing systems. Keurig's proprietary brewing system combines a pressurized hot water brewer with multiple varieties of K-Cup® portion packs, which feature a patented design that preserves the freshness of gourmet coffee and tea. Through licensing agreements, Keurig offers more than 100 varieties of premium branded coffees and teas in K-Cups. More than 1 billion cups of Keurig Brewed® coffee and tea have been enjoyed since 1998. For more information, please visit www.keurig.com or call 888-CUP-BREW.

Forward-looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Please see Green Mountain Coffee Roasters' Form 10-K as filed with the Securities and Exchange Commission for a discussion of Risk Factors affecting the Company.

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